Exhibit 11.1
                            INTEL CORPORATION
                    COMPUTATION OF EARNINGS PER SHARE (2)
                 (In millions, except per share amounts)

                                             Three Months Ended         Six Months Ended
                                             ------------------         ----------------
                                             Jul. 1,    Jul. 2,         Jul. 1,    Jul. 2,
                                              1995       1994            1995       1994
                                             ------------------         -----------------
PRIMARY SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

Weighted average number of
  shares outstanding                            828        830             828        834

Add shares issuable from assumed exercise
  of options and warrants                        60         44             52         45
                                                ---        ---            ---        ---
Weighted average number of shares
  outstanding as adjusted                       888        874            880        879
                                                ===        ===            ===        ===

FULLY DILUTED SHARES CALCULATION:

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

Weighted average number of shares
  outstanding                                   828        830            828        834

Add shares issuable from assumed
  exercise of options and warrants               69         44             69         46
                                              -----      -----          -----      -----
Weighted average number of shares
  outstanding as adjusted                       897        874            897        880
                                              =====      =====          =====      =====

NET INCOME                                    $ 879      $ 640          $1768      $1257
                                              =====      =====          =====      =====
PRIMARY EARNINGS PER SHARE                    $ .99      $ .73          $2.01      $1.43
                                              =====      =====          =====      =====
(1) FULLY DILUTED EARNINGS PER SHARE          $ .98      $ .73          $1.97      $1.43
                                              =====      =====          =====      =====

(1) Earnings per common equivalent share presented on the face of the statements of income represent primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the statement of income because the differences are insignificant.

(2) On April 27, 1995 the Board of Directors of Intel Corporation declared a two for one stock split effected in the form of a stock distribution paid on June 16, 1995 to stockholders of record as of May 19, 1995. All share and per share amounts reported herein have been adjusted to reflect the effects of this split.